TRADING SUB-ADVISORY AGREEMENT

TRADING SUB-ADVISORY AGREEMENT, between LifeSci Index Partners, LLC, Delaware limited liability company (the "Sub-Adviser"), and Vident Investment Advisory, LLC , a Delaware limited liability (the “Trading Sub-Adviser”).

WHEREAS, the Sub-Adviser acts as an investment adviser to the BioShares BioThreat ETF (the “Fund”), a series of shares of beneficial interest of the Strategy Shares, pursuant to a Sub-Advisory Agreement dated as of [ ], 2016;

WHEREAS, the Sub-Adviser warrants and represents to the Trading Sub-Adviser that Sub-Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to the Fund;

WHEREAS, the Trading Sub-Adviser is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisors Act of 1940, as amended (the”Advisers Act”);

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Sub-Adviser desires to retain the Trading Sub-Adviser to render investment advisory services to the Fund and the Trading Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Appointment and Status of Trading Sub-Adviser. The Sub-Adviser hereby appoints the Trading Sub-Adviser to provide trading sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. The Trading Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Trading Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Sub-Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Sub-Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Sub-Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Trading Sub-Adviser's Duties. Subject to the general supervision of the Trust's Board of Trustees (the "Board"), the investment adviser of the Fund (“Adviser”) and the Sub-Adviser, the Trading Sub-Adviser shall assist the Sub-Adviser in the investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Prospectus and Statement of Additional Information (together, the "Prospectus") and subject to the following understandings:

(a)	The Trading Sub-Adviser shall assist the Sub-Adviser in the continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash subject to the supervision of the Fund investment sub-adviser;

(b)	The Trading Sub-Adviser shall use its best judgment in the performance of its duties under this agreement;
(c)	The Trading Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Trust's declaration of trust, its by-laws and the Fund's prospectus and with the reasonable instructions and directions of the Trust's Board of Trustees, Adviser and Sub-Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;
(d)	The Trading Sub-Adviser shall determine the securities to be purchased or sold by the Fund subject to the oversight of the Adviser and Sub-Adviser and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to paragraph heading: Execution of Purchase and Sale Orders below;
(e)	The Trading Sub-Adviser shall maintain books and records with respect to the securities transactions of the Fund and shall render to the adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser, Sub-Adviser or the Board may reasonably request;
(f)	The Trading Sub-Adviser shall provide the Trust's custodian and fund accountant on each business day with information about the Funds’ securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;
(g)	The Trading Sub-Adviser shall respond promptly to any request from the Adviser, Sub-Adviser or the Funds’ fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Funds’ accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;
(h)	The Trading Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser, Sub-Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Trading Sub-Adviser shall provide to the board a written report that describes any issues arising under the code of ethics since the last report to the board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Trading Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;

(i)	The Trading Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations. The Trading Sub-Adviser shall provide to the trust's chief compliance officer an annual written report regarding the Trading Sub-Adviser's compliance program.

Custodian. The assets of the Fund shall be held by an independent custodian, not Adviser, Sub-Adviser nor Trading Sub-Adviser. The Trading Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Trading Sub-Adviser shall reasonably direct in connection with the performance of the Trading Sub-Adviser 's obligations in respect of the Fund.

Risk Acknowledgment. Sub-Adviser acknowledges that Trading Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of Trading Sub-Adviser's overall management of the Fund. Accordingly, Sub-Adviser acknowledges and agrees that Trading Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Trading Sub-Adviser, including the Trading Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s prospectus and statement of additional information.

Directions to the Trading Sub-Adviser. Sub-Adviser will be responsible for forwarding Adviser, Sub-Adviser and/or Trust directions, notices and instructions to Trading Sub-Adviser, in writing, which shall be effective upon receipt by the Trading Sub-Adviser. The Trading Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Fund, the Trading Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Trading Sub-Adviser, subject to review of this selection by the Board from time to time. The Trading Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Trading Sub-Adviser will at all times seek, for the Funds the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Trading Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Trading Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Funds and/or the other accounts over which it exercises investment discretion. The

Trading Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Trading Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Trading Sub-Adviser's overall responsibilities with respect to the Funds and to accounts over which the Trading Sub-Adviser exercises investment discretion. The Trust and the Trading Sub-Adviser understand and acknowledge that, although the information may be useful to the Funds and the Trading Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds. The Trading Sub-Adviser may not give consideration to sales of shares of the Funds as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Trading Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Trading Sub-Adviser gives any advice to clients of the Trading Sub-Adviser concerning the shares of the Funds, the Trading Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Funds. The Trading Sub-Adviser's services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Trading Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

Books and Records. The Trading Sub-Adviser shall keep the Trust's books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Trading Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Trading Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Trading Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

Expenses of the Trading Sub-Adviser. During the term of this Agreement, the Trading Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are "interested persons" of the Trading Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Funds (including taxes and brokerage commissions, if any). Notwithstanding the foregoing, the Trading Sub-Adviser is not obligated to pay the compensation or expenses of the Trust's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Trading Sub-Adviser.

Compensation of the Trading Sub-Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Sub-Adviser will pay to the Trading Sub-Adviser as full compensation therefor a fee equal to .04% (with a annual minimum of $20,000.00) of the Fund’s total net assets. This fee for each month will be paid to the Trading Sub-Adviser during the succeeding month. The Sub-Adviser is solely responsible for the payment of the Trading Sub-Adviser's fees, and the Trading Sub-Adviser agrees not to seek payment of its fees from the Adviser, the Trust or the Fund.

Liability. Neither the Trading Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Trading Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Trading Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Trading Sub-Adviser, or one under the Trading Sub-Adviser's control or direction, even though paid by the Trading Sub-Adviser.

Duration and Termination. The term of this Agreement shall begin on the date and year the Fund commences investment operations and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two (2) years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Trading Sub-Adviser shall furnish to the Adviser, Sub-Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 day’s prior written notice to the Trading Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser or Sub-Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Funds from Section 15(a) and Rule 18f-2 under the 1940 Act. The Trading Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Sub-Adviser and the Trust. Termination of this Agreement and/or the services of the Trading Sub-Adviser will not affect (i) the validity of any action previously taken by Trading Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser, Sub-Adviser or Trading Sub-Adviser,

Trading Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Non-Exclusive Management. Trading Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Trading Sub-Adviser does for the Fund. Sub-Adviser expressly acknowledges and understands that Trading Sub-Adviser shall be free to render investment advice to others and that Trading Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Agreement shall impose upon the Trading Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Trading Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Trading Sub-Adviser such investment would be unsuitable for the Fund or if the Trading Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

Good Standing. Sub-Adviser and Trading Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, Adviser and Trading Sub-Adviser further warrant and represent that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Investment Advisers Act of 1940 (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. Sub-Adviser and Trading Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Amendment. This Agreement may be amended by mutual consent of the Sub-Adviser and the Trading Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.

Privacy Notice/Confidentiality. The Sub-Adviser and Trading Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Trading Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified on page 1 or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Trading Sub-Adviser and Sub-Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Trading Sub-Adviser and Sub-Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Sub-Adviser and Trading Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

Indemnification. Sub-Adviser and Trading Sub-Adviser agree to defend, indemnify and hold harmless the other and each of their respective officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the other’s violation of any of the terms of this Agreement. Sub-Adviser and Trading Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Change of Control. The Trading Sub-Adviser shall notify Sub-Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Trading Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Trading Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

LIFESCI INDEX PARTNERS, LLC	VIDENT INVESTMENT ADVISORY, LLC

By:	By:

Name :	Name :

Title:	Title:

Dated: as of [    ], 2016

Page 8 of 8